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                                                                    EXHIBIT 99.1

News from
Arch Western Resources, LLC

                                                        FOR FURTHER INFORMATION:

                                                                   DECK S. SLONE
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                OCTOBER 22, 2004


         ARCH WESTERN RESOURCES, LLC COMPLETES OFFERING OF SENIOR NOTES

         ST. LOUIS (Oct. 22, 2004) - Arch Western Resources, LLC announced today the completion of its issuance of $250 million of 6-3/4% senior notes, due in 2013, pursuant to Rule 144A under the Securities Act of 1933, as amended. The senior notes were issued through the company's wholly owned subsidiary, Arch Western Finance, LLC, with Arch of Wyoming, LLC, also a wholly owned subsidiary of the company, being a co-obligor.

         The notes form a single series with Arch Western Finance's existing 6-3/4% senior notes due in 2013, except that the new notes are subject to certain transfer restrictions and are not fully fungible with the existing notes. Arch Western Resources intends to use the net proceeds to repay and retire the outstanding indebtedness under its $100.0 million term loan maturing in 2007. The balance of the net proceeds will be loaned to Arch Western Resources' parent company, Arch Coal, Inc., to be used to repay indebtedness under Arch Coal's revolving credit facility and for general corporate purposes.

         The senior notes were only offered and sold to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act. The senior notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless the senior notes are so registered, the notes may be offered and sold only in transactions that are exempt from the registration requirements of the Securities Act or the securities laws of any other jurisdiction.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Source: Arch Western Resources, LLC